Exhibit 21

                             THERMOLASE CORPORATION

                         Subsidiaries of the Registrant

         At October 31, 1997, ThermoLase Corporation owned the following companies:

                                State of Jurisdiction          Registrant's
    Name                          or Incorporation            % of Ownership
    ------------------------------------------------------------------------
    CBI Laboratories, Inc.             Texas                       100
    ThermoLase Australia L.L.C.       Delaware                     100
    ThermoLase France L.L.C.          Delaware                      50
      ThermoDess S.A.S.                France                       50
    ThermoLase England L.L.C.         Delaware                      50
      ThermoLase UK Limited        United Kingdom                  100
    ThermoLase Japan L.L.C.           Wyoming                       50
      Thira Japan, Inc.                Japan                       100